Exhibit 10.76
Agreement with Shiva Natarajan regarding appointment as Interim Chief Financial Officer

The following is a summary of the material terms of the compensation awarded by the Company to Shiva Natarajan, the Company's Vice President, Controller, and Chief Accounting Officer, in connection with his appointment, effective June 24, 2013, as the Company's Chief Financial Officer on an interim basis: Effective June 16, 2013, Mr. Natarajan's annual base salary was $275,000, which will not be impacted by Mr. Natarajan's acceptance of the Interim Chief Financial Officer position. In consideration of Mr. Natarajan agreeing to accept the role of Interim Chief Financial Officer and commencing with the quarterly report on Form 10-Q to be filed for the quarter ending June 30, 2013, the Company will pay to Mr. Natarajan a cash bonus in the amount of $25,000 for each quarterly report on Form 10-Q filed before the start of a replacement Chief Financial Officer and for the first two quarterly reports on Form 10-Q (or Form 10-K, as the case may be) filed after the start of a replacement CFO (subject to Mr. Natarajan's continued employment). The Company also intends to award Mr. Natarajan 50,000 restricted stock units on August 15, 2013 which will vest in equal installments on a quarterly basis over a four-year period with a vesting commencement date of November 15, 2013, subject to his continued employment with the Company and the other terms of the grant agreement.